Exhibit 2.2
                     FIRST AMENDMENT TO
                 PURCHASE AND SALE AGREEMENT


          THIS FIRST AMENDMENT (this "Amendment"), made and entered into on the 2nd day of October, 1998, to the Purchase and Sale Agreement dated August 20, 1998 (the "Purchase and Sale Agreement"), between UNOVA, INC. ("Parent"), a Delaware corporation, UNOVA INDUSTRIAL AUTOMATION SYSTEMS, INC. ("Buyer"), a Delaware corporation and a wholly-owned subsidiary of Parent, and UNOVA UK LIMITED ("Buyer"), a company incorporated in England and a wholly-owned subsidiary of Parent, on the one part (Parent, Buyer and UK Buyer are sometimes referred to collectively as the "Buying Entities"), and CINCINNATI MILACRON INC. ("Seller"), a Delaware corporation, on the other part. Parent, Buyer, UK Buyer and Seller are sometimes referred to collectively as the "Parties" and individually as a "Party."


                    W I T N E S S E T H:

          WHEREAS, the Parties have previously entered into the Purchase and Sale Agreement pursuant to which Seller has agreed to sell (or to cause the sale of) and Buyer and UK Buyer have agreed to purchase (or to cause the purchase of) certain assets and shares of capital stock of Seller and certain of its subsidiaries; and

          WHEREAS, the Parties wish to amend the Purchase and Sale Agreement as set forth herein;

          NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived from this Amendment, the Parties agree as follows:


                          ARTICLE 1

                         Definitions

          1.1  Purchase and Sale Agreement Definitions.

Terms used herein and not otherwise defined herein shall

have the meanings ascribed to such terms in the Purchase and

Sale Agreement.

                          ARTICLE 2

                         Amendments

          2.1  Amendments.

          (a)  Section 1.2(a) of the Purchase and Sale
Agreement is hereby amended by deleting the semicolon at the end thereof and inserting in its place the following:


      , other than cash-on-hand of Seller's Offenbach, Germany and Paris, France branches;

          (b)  Section 1.2 of the Purchase and Sale
Agreement is hereby further amended by deleting the word
"and" at the end of Section 1.2(q), relettering current
Section 1.2(r) as Section 1.2(s), and inserting the following immediately following Section 1.2(q):

          (r)  Any rights of Seller under the Stock Purchase
     Agreement (the "Cast-Fab Agreement") dated as of March
     29, 1988 between Parent and Cast-Fab Technologies,
     Inc., an Ohio corporation; and

          (c)  Section 1.3(a) of the Purchase and Sale
Agreement is hereby amended by deleting the number
"27,000,002" in the penultimate line thereof and inserting in its place "27,000,003".

          (d)  Section 1.3(c) of the Purchase and Sale
Agreement is hereby amended by deleting the number "61,400" appearing in the penultimate line thereof and inserting in its place "27,000".

          (e)  Section 1.5(a)(ii) of the Purchase and Sale
Agreement is hereby amended by deleting in its entirety clause (3) in the proviso thereof and inserting in its place the following:

     (3) all account balances denominated in foreign currencies shall be translated into United States
     Dollars using the currency exchange rates published in the Wall Street Journal on Thursday, September 24,
     1998.

          (f)  Section 1.7(d) of the Purchase and Sale
Agreement is hereby amended by deleting the semicolon at the end thereof and inserting the following:

     , but excluding indebtedness of Seller's Offenbach, Germany and Paris, France branches;

          (g)  Section 1.7 of the Purchase and Sale
Agreement is hereby amended by deleting the word "and" at the end of Section 1.7(l), relettering current Section
1.7(m) as Section 1.7(n), and inserting the following immediately following Section 1.7(l):

          (m)  All debts, liabilities and obligations
     arising under the Cast-Fab Agreement, provided that any debt, liability or obligation arising under the CastFab Agreement which results from any action taken by, or failure to act by, a Buying Entity or any of their Affiliates following the Transfer Date shall constitute an "Assumed Liability" for all purposes of this Agreement; and

          (h)  Section 2.1 of the Purchase and Sale
Agreement is hereby amended by deleting the phrase
"September 30, 1998", which appears in the penultimate line of such Section immediately prior to the words "(the
"Transfer Date")", and inserting in its place "September 26, 1998".

          (i)  Section 3.3 of the Purchase and Sale
Agreement is hereby amended by deleting the first sentence thereof in its entirety.

          (j)  Section 5.7 of the Purchase and Sale
Agreement is hereby amended by deleting from the phrase "sales of receivables" immediately following the phrase "Sales Orders," in the fourth line thereof through the phrase "Schedule 3.3" appearing in the next line thereof and inserting the following in place thereof:

     sales of receivables under the Second
     Amended and Restated Receivables
     Purchase Agreement (the "Receivables
     Purchase Agreement") dated as of January
     26, 1996 among Parent, Cincinnati
     Milacron Commercial Corp., a Delaware
     corporation, Valenite Inc., a Delaware
     corporation, CMMC, Market Street Funding
     Corporation, a Delaware corporation
     ("Market Street"), and PNC Bank,
     national association

         (k)  Section 5.10 of the Purchase
and Sale Agreement is hereby amended by
inserting the following at the end of such
Section:
     Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be prohibited from purchasing (or causing the purchase of) "Pool Receivables" and "Related Assets" (each as defined in the "Receivables Purchase Agreement) from
     Market Street, or making any supplement, amendment, termination or other modification to the Receivables Purchase
     Agreement.

          (l)  Section 6.12 of the Purchase and
Sale Agreement is hereby amended by deleting such Section in its entirety and inserting in its place the following (and the Table of Contents of the Purchase and Sale Agreement is hereby amended to reflect such change):
          6.12 Settlement of Intercompany
     Accounts. All intercompany advances and loans shall have been paid, settled or terminated, except to the extent such intercompany advances and loans are provided for on Exhibit B-2.

          (m)  Section 6.13 of the Purchase and Sale
Agreement is hereby amended by replacing the second occurrence of "(ii)", which appears in the eighth line thereof, with "(iii)".

           (n) Section 8.2 of the Purchase and
Sale Agreement is hereby amended by inserting the following at the end of such Section:

          Notwithstanding anything to the
     contrary contained in Section 1.2(h) and
     Section 8.7 of this Agreement, to the
     extent the Buying Entities have not
     obtained as of the Closing Date all
     necessary licenses, waivers, consents and approvals from all relevant national and local Asian governmental authorities to legally and effectively own and operate the Business, as presently conducted, in Asia
     (collectively, the "Asian Approvals"),
     Seller shall (and shall cause the
     applicable Selling Subsidiaries to), at the Buying Entities' expense, reasonably cooperate with the Buying Entities in obtaining the Asian Approvals, including, without limitation, (i) permitting the
     Buying Entities to use exclusively in China
     (or, to the extent required in other Asian countries, such other Asian countries), to the extent it would be legally impermissible or commercially impracticable not to do so, the names "Cincinnati
     Milacron", "Cincinnati Milacron Marketing
     Company", "Cincinnati Milacron
     International Marketing Company", or any other name currently being used with respect to the Business located in China
     (or, to the extent required in other Asian countries, such other Asian countries), and
     (ii) using reasonable efforts to
     assist the Buying Entities in obtaining the Asian Approvals, including, without limitation, Asian Approvals relating to tax matters, provided that from and after the Closing Date the Buying Entities shall use all reasonable efforts to obtain the Asian
     Approvals at the earliest practicable date.
     Subject to Section 1.9, the Buying Entities shall use reasonable efforts to obtain other necessary waivers, consents and approvals from other parties to any contracts or agreements in respect of the Business located in Asia, including, without limitation, any consents, waivers and approvals that the Buying Entities may be required to obtain from China National
     Machine Tool Corp. and China Royal
     Technology & Trade Corp.

          (o)  Section 8.5 of the Purchase and
Sale Agreement is hereby amended by inserting a new paragraph (d) at the end thereof as follows:
          (d)  Post-Transfer Date Workers'
     Compensation. Seller shall retain liability for claims for workers' compensation filed by or incurred by Continuing Employees on or after the Transfer Date but prior to the Closing Date, provided that Buyer shall (in addition to, and not in limitation of,
     Article 11 hereof) indemnify the Selling
     Interests (as defined in Section 11(b)) and hold them harmless against and with respect to any and all Losses (as defined in Section 11(a)) resulting from such claims.

          (p)  Section 8.6 of the Purchase and
Sale Agreement is hereby amended by deleting such Section in its entirety and inserting in its place the following (and the Table of Contents of the Purchase and Sale Agreement is hereby amended to reflect such change):

          8.6  Transfer of French Assets and
     Liabilities.

          (a)   Notwithstanding anything to the
     contrary contained in Sections 1.1, 1.6 and 2.1, the sale, transfer, assignment, grant, conveyance and delivery of Purchased Assets relating to the Paris, France branch of MTG
     (the "French Branch"), and the assumption of Assumed Liabilities relating to, arising out of or attributable to the French
     Branch, shall not occur on the Closing Date to the extent it is not legally permissible, or would not be effective under applicable French law to do so;
     provided, however, that Buyer shall use all reasonable efforts to cause it or an Affiliate to obtain any necessary qualifications and to take all other necessary actions to cause all such transactions to legally and effectively be consummated (whether occurring at one or more dates, the "French Closing") at the earliest practicable date(s) following the
     Closing Date, at which date(s) the parties shall consummate the French Closing;
     provided further, that the provisions set forth in the proviso of Section 2.1 shall apply to the French Closing. Seller agrees, at Buyer's expense, to reasonably cooperate with Buyer in causing the consummation of the French Closing,including, without limitation, by providing any information that Buyer may require in connection with obtaining necessary qualifications for the French Closing.
     For clarity, this Section 8.6 shall in no way modify Sections 1.4 and 1.5 of this Agreement, and shall in no way be construed to exclude any assets or liabilities of the French Branch from the computation of Closing Net Book Value or permit any reduction or withholding of the Estimated Purchase Price on the Closing Date or the Purchase Price at such later date as it is finally determined (except as may be provided by Section 8.6(d)).

            (b)  To the extent the French Closing shall
     occur after the Closing Date pursuant to Section 8.6(a), and subject to paragraph (d) below, Seller shall continue to operate the French Branch in the ordinary course and in accordance with the applicable provisions of Article 5, mutatis mutandis, until the French Closing with the benefits and rights, and debts, liabilities and obligations, of the French Branch accruing to Buyer, and Seller agrees to hold net cash receipts (subject to paragraph (c) below) of the French Branch after the Closing Date for the benefit of Buyer until the French Closing is consummated. Seller shall not, and shall not be obligated to, exercise any right, make any election or appointment or take any other action relating to the French Branch which is outside the ordinary course (including without limitation make any cash expenditure outside the ordinary course), except pursuant to Buyer's prior written request, or in Seller's reasonable judgment in the event of any emergency or urgent situation; provided, however, that Seller shall use its reasonable efforts to notify Buyer prior to taking such action in connection with any such emergency or urgent situation. Buyer shall, at the request of Seller, promptly reimburse Seller and its Affiliates for any costs or expenses (including, without limitation, Taxes and any cash expenditures made at the request of Buyer) incurred as a result of holding the Purchased Assets and Assumed Liabilities relating to the French Branch after the Closing Date.
     Buyer and Seller shall cooperate in good faith to cause the benefits and rights and debts, liabilities and obligations of the French Branch to accrue to Buyer until the French Closing including, without limitation, the assumption by Buyer or its designee hereunder of any debts, liabilities or obligations which if existing or incurred on or before the Transfer Date would constitute Assumed Liabilities.

           (c) Within 30 days after the consummation of the French Closing, Seller shall provide Buyer with a written statement (the "French Statement") setting forth the total cash disbursements (net of any reimbursement pursuant to Section 8.6(b)) and cash receipts made with respect to the French Branch on or after the Closing Date and prior to the French Closing. Within 10 days after receipt of the French Statement, Buyer shall deliver to Seller a writing accepting or objecting to the French Statement. In the event that Buyer objects to the French Statement, such writing shall include an itemization of Buyer's specific objections and its reasons therefor. If no such writing is delivered by Buyer to Seller within the 10-day period, Buyer shall be deemed to have accepted the French Statement. In the event Buyer makes any objections in accordance with the foregoing, Buyer and Seller shall promptly meet and in good faith attempt to resolve the issues that are in dispute. In the event that the issues in dispute shall not have been resolved within 30 days following Seller's receipt of Buyer's written objections, such disputed issues shall be resolved by the Independent Firm, provided the Parties shall attempt to reach a final resolution of any matters which remain in dispute at the earliest practicable date. The costs and expenses of the Independent Firm in reviewing the issues in dispute shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Upon final determination of the French Statement (i)
     Buyer shall make a payment to Seller equal to the excess of cash disbursements over cash receipts reflected in the French Statement or
     (ii) Seller shall make a payment to Buyer equal to the excess of cash receipts over cash disbursements reflected in the
     French Statement, as the case may be.
          (d)  In the event the French Closing does
     not occur within six months following the Closing Date, the Parties agree in good faith to negotiate a reasonable arrangement pursuant to which Buyer will obtain the economic benefits and rights of the Purchased Assets, and become subject to the Assumed Liabilities, relating to the French Branch, and the Parties shall have no further obligation to proceed with the French
     Closing; provided, however, that in the event the French Closing does not occur within such six month period solely as a result of any action taken by or failure to act by Seller, Seller shall pay to Buyer that portion of the Purchase Price (or the Estimated Purchase Price, if the Purchase Price shall not have been determined by such date) allocable to the French Branch, plus interest thereon from the Closing
     Date to the date of payment at the Purchase
     Price Adjustment Interest Rate.

          (q)  Section 11.2(b) of the Purchase and
Sale Agreement is hereby amended by deleting the period at the end of such Section and inserting in its place a semicolon.

          (r)  The Purchase and Sale Agreement is
hereby amended to replace Exhibits A, B-2 and G thereto in their entirety with the Exhibits A, B-2 and G, respectively, attached to this Amendment.


                      ARTICLE 3

              Miscellaneous Provisions

          3.1  Governing Law.  This Amendment shall
be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules.

          3.2  Counterparts and Facsimile.  This
Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument, and any of such counterparts may be delivered by facsimile transmission.

         3.3 Captions. The captions contained in this Amendment are provided for convenience of reference only and shall not be deemed to constitute a part of this Amendment.

          3.4  Full Force and Effect.  Except as
specifically amended hereby, the Purchase and Sale
Agreement shall continue in full force and effect in accordance with the provisions thereof. As used therein, the terms "Agreement", "herein",
"hereunder", "hereinafter", "hereto", "hereof", and words of similar import shall, unless the context otherwise requires, refer to the Purchase and Sale
Agreement as amended hereby. Any reference in any document to the Purchase and Sale Agreement shall be deemed to be a reference to the Purchase and Sale
Agreement as amended hereby.

              (Signature page follows)

          IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Amendment to be executed on and as of the date hereof.

UNOVA, INC.


By:
Name:
Title:


UNOVA INDUSTRIAL AUTOMATION SYSTEMS,
  INC.


By:
Name:
Title:


UNOVA UK LIMITED


By:
Name:
Title:



CINCINNATI MILACRON INC.


By:
Name:
Title: